UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 9, 2010

AllianceBernstein l.p.
(Exact name of registrant as specified in its charter)

Delaware	000-29961	13-4064930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 1.02.	Termination of a Material Definitive Agreement.
Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2010, AllianceBernstein L.P. (“AllianceBernstein”) entered into a committed, unsecured three-year senior revolving credit facility in an original principal amount of $1.0 billion with Sanford C. Bernstein & Co., LLC (a wholly-owned subsidiary of AllianceBernstein, “SCB” and, together with AllianceBernstein, the “Borrowers”), as an additional Borrower, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers, and the other  lenders party thereto (the “2010 Credit Facility”).

The 2010 Credit Facility replaces AllianceBernstein’s existing $1.95 billion of committed credit lines (comprised of two separate lines – a $1.0 billion committed, unsecured revolving credit facility in the name of AllianceBernstein, which had a scheduled expiration date of February 17, 2011, and SCB’s $950 million committed, unsecured revolving credit facility, which had a scheduled expiration date of  January 25, 2011), both of which were terminated upon the effectiveness of the 2010 Credit Facility.  AllianceBernstein has agreed to guarantee the obligations of SCB under the 2010 Credit Facility.

The 2010 Credit Facility will be available for AllianceBernstein’s and SCB’s business purposes, including the support of AllianceBernstein’s $1.0 billion commercial paper program. Both AllianceBernstein and SCB can draw directly under the 2010 Credit Facility and management expects to draw on the 2010 Credit Facility from time to time.

The 2010 Credit Facility contains affirmative, negative and financial covenants, which are customary for facilities of this type, including, among other things, restrictions on dispositions of assets, restrictions on liens, a minimum interest coverage ratio and a maximum leverage ratio. The 2010 Credit Facility also includes customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. Also under such provisions, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the 2010 Credit Facility would automatically become immediately due and payable, and the lenders’ commitments would automatically terminate.

The 2010 Credit Facility provides for possible increases in principal amount by up to an aggregate incremental amount of $250.0 million, any such increase being subject to the consent of the affected lenders.  Amounts under the 2010 Credit Facility may be borrowed, repaid and reborrowed by the Borrowers from time to time until the maturity of the facility.  Voluntary prepayments and commitment reductions requested by the Borrowers are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement.   Borrowings under the 2010 Credit Facility bear interest at a rate per annum, which will be, at the Borrowers’ option, a rate equal to an applicable margin, which is subject to adjustment based on the credit ratings of AllianceBernstein, plus one of the following indexes: LIBOR; a floating base rate; or the Federal Funds rate.

Certain of the lenders provide or have provided other financial services to AllianceBernstein and its affiliates, including cash management, equipment financing and leasing services, derivative arrangements, trading, credit and non-credit bank services.

The foregoing does not constitute a complete summary of the terms of the 2010 Credit Facility, and reference is made to the complete text of the credit agreement, which is attached hereto as Exhibit 10.01.

Item 7.01.	Regulation FD Disclosure.

AllianceBernstein L.P. is furnishing a news release (“News Release”) issued on December 10, 2010, in which it announced its preliminary assets under management as of November 30, 2010. The News Release is attached hereto as Exhibit 99.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.01
Revolving Credit Agreement, dated as of December 9, 2010, among AllianceBernstein L.P., Sanford C. Bernstein & Co., LLC, Bank of America, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers, and the other lenders party thereto.

99.01	News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AllianceBernstein l.p.

Dated: December 13, 2010	By:	/s/ John B. Howard
John B. Howard
Chief Financial Officer